Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-4 (No. 333-213889) of Middlefield Banc Corp. (the “Corporation”) and in this Form 8-K/A of the Corporation, our report dated February 25, 2016, on Liberty Bank, N.A.’s consolidated statements of financial condition as of December 31, 2015 and 2014 and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the two years in the period ended December 31, 2015, which appears in the Form S-4 Registration Statement of the Corporation filed with the SEC on November 22, 2016.

Cleveland, Ohio

March 24, 2017